Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 28, 2009

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY REPORTS INCREASED SALES AND

EARNINGS IN THIRD QUARTER RESULTS

PRYOR, OKLAHOMA (October 28, 2009) – Orchids Paper Products Company (NYSE Amex: TIS) today reported net income for the three months ended September 30, 2009 of $3.8 million, or $0.52 per diluted share, compared with $1.4 million or $0.22 per diluted share, in the same period in 2008. Net income was $10.4 million, or $1.49 per diluted share, for the first nine months of 2009, an increase of $7.5 million compared to net income of $2.9 million, or $0.45 per diluted share, reported for the first nine months of 2008.

Three-month period ended September 30, 2009

Net sales increased 5% to $24.6 million in the quarter ended September 30, 2009, a Company record, compared to $23.3 million in the same period of 2008. Net sales of converted product increased in the quarter ended September 30, 2009 by $2.9 million, or 15%, to $22.2 million compared to $19.3 million in the same period last year. Net sales of parent rolls decreased $1.6 million, or 40%, to $2.4 million in the quarter ended September 30, 2009 compared to $4.0 million in the same period last year. The increase in net sales of converted product is primarily the result of a 9% increase in the net selling price per ton of converted product shipments and a 6% increase in converted tons sold. Net sales of parent rolls were negatively affected by a 17% decrease in parent roll tonnage shipped and a 40% decrease in the net selling price.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased $3.7 million to $6.7 million, another Company record, in the quarter ended September 30, 2009, compared to $3.0 million in the prior year quarter. Compared to the second quarter of 2009, EBITDA for the third quarter of 2009 increased $88,000. As a percent of net sales, EBITDA was 27.1% in the 2009 quarter compared with 13.0% in the 2008 quarter.

Gross profit for the third quarter of 2009 was $7.4 million, an increase of $3.6 million, or 96%, when compared with a gross profit of $3.8 million in the comparable prior year quarter. Gross profit as a percent of net sales increased to 30.2% in the third quarter of 2009 compared to 16.3% for the same period in 2008. As a percent of net sales, gross profit increased primarily due to lower waste paper prices, increased converted product selling prices, increased shipment volumes of converted products, lower converting direct labor costs and reduced packaging costs. The increased converted product shipment volume contributed to the improved gross profit percentage by reducing the amount of parent rolls available to sell in the open market, which generally carry a lower gross profit margin than those realized on converted products. Compared to the second quarter of 2009, our cost of waste paper increased in the third quarter of 2009 by approximately $600,000 or 21%. Prior to the third quarter, waste paper prices decreased significantly from December 2008 through the beginning of the second quarter of 2009, following a rapid increase from late 2007 through the end of the third quarter of 2008

Selling, general and administrative expenses in the third quarter of 2009 totaled $1.8 million, an increase of $221,000, or 14.2%, when compared with selling, general and administrative expenses of $1.6 million in the third quarter of 2008. Higher costs associated with accruals under the incentive bonus plan, higher professional fees as well as increased commissions due to increased sales of converted product were the primary reasons for the increase. As a percent of net sales, selling, general and administrative expenses increased to 7.2% for the quarter ended September 30, 2009, compared to 6.7% in the prior year quarter.

Interest expense for the third quarter of 2009 totaled $174,000 compared to interest expense of $310,000 in the same period in 2008. This decrease was mainly driven by lower LIBOR interest rates and lower margins over LIBOR.

As of September 30, 2009, the full year effective tax rate is estimated to be 33.2%. As a result, the effective rate for the third quarter of 2009 was 30.5%.

Nine-month period ended September 30, 2009

Net sales increased 10% to $72.3 million in the nine months ended September 30, 2009, compared to $65.9 million in the same period of 2008. Net sales of converted product increased for the nine months ended September 30, 2009, by $12.0 million, or 22%, to $65.8 million compared to $53.8 million in the same period last year. Net sales of parent rolls decreased $5.5 million, or 46%, to $6.6 million in the nine months ended September 30, 2009 compared to $12.1 million in the same period last year.

EBITDA increased $11.2 million to $18.7 million in the nine months ended September 30, 2009, compared to $7.5 million in the first nine months of 2008. As a percent of net sales, EBITDA was 25.8% in the 2009 nine month period compared with 11.4% in the 2008 period.

Gross profit for the nine months ended September 30, 2009, was $21.7 million, an increase of $12.1 million, or 126%, when compared with a gross profit of $9.6 million in the comparable prior year period. Gross profit as a percent of net sales increased to 30.0% in the 2009 period compared to 14.6% for the same period in 2008. As a percent of net sales, gross profit increased primarily due to lower waste paper costs, higher selling prices, higher converted product shipment volumes and lower converting direct labor costs being partially offset by higher converting overhead costs. The increased converting shipment volume contributes to the improved gross profit percentage as discussed above.

Selling, general and administrative expenses in the nine months ended September 30, 2009, totaled $5.7 million, an increase of $1.3 million, or 29%, when compared with selling, general and administrative expenses of $4.4 million in the same period of 2008. Increased accruals under the Company’s incentive bonus plan, increased converted product sales commissions, an increase in stock option expense primarily due to a higher market price of the Company’s stock, and increased professional and legal expenses accounted for most of the variance. As a percent of net sales, selling, general and administrative expenses increased to 7.9% for the nine-month period ended September 30, 2009 compared to 6.7% in the prior year period.

Interest expense for the nine months ended September 30, 2009, totaled $468,000 compared to interest expense of $1.0 million in the same period in 2008. Lower LIBOR rates and lower margins over LIBOR drove the favorable variance.

Commenting on the results, Mr. Robert Snyder, President and Chief Executive Officer, stated, “I am pleased with the progress of our company during the quarter, from the strong support our equity offering received, which has further strengthened our balance sheet, to the continued strength of our converted product production and shipments.  In addition, we began construction on a new warehouse facility at the beginning of October in connection with the start-up of a new converting line expected by the end of the second quarter of 2010.  The new converting line, which has a design capacity of up to 4 million cases per year, will be a state-of-the art line, capable of producing both bathroom tissue and towel products. It will also provide improved product configuration offerings and enhanced graphics and embossing.”

Conference Call/Webcast

As announced, the Company will hold a teleconference to discuss its third quarter earnings at 11:00 a.m. (ET) on Thursday, October 29, 2009. All interested parties may participate in the teleconference by calling 800 688 0796 and providing passcode 97839982. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and cash equivalents on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forwarding-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,”

“estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as filed with the Securities and Exchange Commission on March 12, 2009 and the Company’s Quarterly Report on the Form 10-Q for the quarterly period ended June 30, 2009 as filed with the Securities and Exchange Commission in August 13, 2009.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements. About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins. From its operations in Pryor, Oklahoma, Orchids Paper Products Company uses recycled waste paper to produce finished tissue products that it provides to retail chains throughout the central United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company

Selected Financial Data

(in thousands, except net selling price per ton, tonnage, cost per ton and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Converted Product Net Sales	$22,160	$19,300	$65,750	$53,798
Parent Roll Net Sales	2,397	4,012	6,578	12,104
Net Sales	$24,557	$23,312	72,328	$65,902
Cost of Sales	17,128	19,518	50,639	56,297
Gross Profit	7,429	3,794	21,689	9,605
Selling, General and Administrative Expenses	1,772	1,551	5,689	4,427
Operating Income	5,657	2,243	16,000	5,178
Interest Expense	174	310	468	1,041
Other Income	(5)	(3)	(9)	(9)
Income Before Income Taxes	5,488	1,936	15,541	4,146
Provision for Income Taxes	1,673	513	5,154	1,225
Net Income	$3,815	$1,423	$10,387	$2,921

Net income per share:
Basic	$0.56	$0.22	$1.58	$0.46
Diluted	$0.52	$0.22	$1.49	$0.45

EBITDA Reconciliation:
Net Income	$3,815	$1,423	$10,387	$2,921
Plus: Interest Expense	174	310	468	1,041
Plus: Income Tax Expense	1,673	513	5,154	1,225
Plus: Depreciation	1,003	783	2,641	2,310
Earnings Before Interest, Income Tax and Depreciation and Amortization (EBITDA)	$6,665	$3,029	$18,650	$7,497

Operating Data:
Total Tons Shipped	13,755	13,837	38,481	41,025
Net Selling Price per Ton	$1,785	$1,685	$1,880	$1,606
Total Paper Cost per Ton Consumed	$678	$799	$669	$810
Total Paper Cost	$8,929	$11,056	$26,225	$33,240

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$4,063	$(5)	$14,060	$3,701
Investing Activities	$(21,911)	$(1,423)	$(29,056)	$(4,159)
Financing Activities	$16,371	$1,179	$15,302	$467

	As of
	September 30,	December 31,
Balance Sheet Data:	2009	2008
Cash Plus Short Term Investments	$22,819	$11
Working Capital	$29,226	$3,453
Net Property, Plant and Equipment	$64,573	$60,659
Total Assets	$104,783	$74,482
Total Debt	$24,050	$24,065
Total Stockholders' Equity	$59,826	$33,562

	As of
	September 30,	December 31,
Net Debt Reconciliation:	2009	2008
Current Portion Long Term Debt	$3,140	$2,998
Long Term Debt	20,910	21,067
Total Debt	$24,050	$24,065
Less Cash	(317)	(11)
Less Short Term Investments	(22,502)	–
Net Debt	$1,231	$24,054